EXHIBIT 14.1

ALH Holding Inc.

Code of Ethics

As adopted on February 28, 2005

1. Introduction

The Board of Directors of each of ALH Holding Inc. (“ALH”) and Alliance Laundry Corporation (“ALC”), and the manager and sole member of each of Alliance Laundry Holdings LLC (“Holdings”) and of Alliance Laundry Systems LLC (“Systems” and, together with ALH, ALC and Holdings, the “Company”), have adopted this Code of Ethics (the “Code”). The Code applies to all of the Relevant Officers (as defined below) of ALH and all of its subsidiaries to guide them in the performance of their duties and must be strictly observed.

The Company is committed to the highest standards of ethics and to the promotion of honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest, promoting the full, fair, accurate, timely and understandable disclosure of the financial results of the subsidiaries of ALH in accordance with applicable disclosure standards (including, where appropriate, standards of materiality), promoting compliance with applicable governmental laws, rules and regulations, deterring wrongdoing, and requiring prompt internal reporting of breaches of the Code and accountability for adherence to the Code.

The Code may be amended only by resolution of the Board of Directors of ALH (the “Board”).

2. Relevant Officers

The Code is applicable to the following officers of each of ALH and its subsidiaries (the “Relevant Officers”):

•	Chief Executive Officer;

•	President;

•	Chief Financial Officer;

•	Treasurer;

•	Controller

•	Vice President;

•	All directors and executive officers not named above; and

•	Other key financial or accounting employees as may be designated by the chief executive officer, president or chief financial officer.

For the purposes of the Code, employees from time to time holding any of the above positions shall be a “Relevant Officer.”

3. Honest and Ethical Conduct

Each Relevant Officer owes a duty to the Company to act with integrity which requires, among other things, being honest and candid. Deceit, dishonesty and subordination of principle are inconsistent with integrity and, in order to maintain the highest degree of integrity, service to the Company should never be subordinated to personal gain and advantage.

Specifically, each Relevant Officer must:

•	Act with integrity, including being honest and candid while still maintaining the confidentiality of non-public information related to the Company’s business, including information about the Company, its suppliers, customers and other similar third-parties;

•	Observe fully, all applicable governmental laws, rules and regulations;

•	Comply with the requirements of applicable accounting and auditing standards and Company policies in the maintenance of a high standard of accuracy and completeness of the Company’s financial records;

•	Not override, or direct others to override, the Company’s established system of internal controls over financial reporting and disclosure;

•	Adhere to a high standard of business ethics and not seek competitive advantage through unlawful or unethical business practices; and

•	Scrupulously avoid all apparent, potential and actual conflicts of interest wherever possible. A conflict of interest occurs when an individual’s personal interest interferes in any way – or even appears to interfere – with the interests of the Company as a whole. Conflicts of interest also arise when a Relevant Officer or a member of his or her family or close relative take actions or has interest or receives improper personal benefits that may make it difficult to perform his or her Company work objectively and effectively.

Examples of conflict of interest situations, if material, include the following (except as such applies to transactions that are in the ordinary course and on arm’s length terms in the opinion of the Board):

•	Any significant ownership interest in any supplier or advertiser;

•	Any consulting or employment relationship with any customer, supplier or competitor;

•	Any outside business activity that detracts from an individual’s ability to devote appropriate time and attention to his or her responsibilities with the Company;

•	The receipt of any money (other than through investments in debt or securities of the Company), non-nominal gifts or excessive entertainment from any company with which the Company has current or prospective business dealings;

•	Being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any close relative; and

•	Selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable officers or directors are permitted to so purchase or sell.

All potential and actual conflicts of interest or material transactions or relationships that reasonably could be expected to give rise to such a conflict or the appearance of such a conflict must be promptly communicated to the Chief Legal Officer of Holdings or the Board. Relevant Officers should take care to report conflicts to a person who they believe is not involved in the matter giving rise to the conflict.

4. Disclosure

The Company strives to ensure that the contents of and the disclosures in the reports and documents filed by the Company (the “Reports”) with the Securities and Exchange Commission (the “SEC”) and other public disclosure of material information about the Company shall be full, fair, accurate, timely and understandable in accordance with applicable disclosure standards, including standards of materiality, where appropriate. Such Reports must comply with all applicable legal requirements and may not contain material misstatements or omit material facts.

Each Relevant Officer must:

•	Not knowingly misrepresent or omit, or cause others to misrepresent or omit, material facts about the Company to others, whether within or outside the Company, including to the Company’s independent auditors, governmental regulators, self-regulating organizations and other governmental officials, as appropriate;

•	In relation to his or her area of responsibility, properly review and critically analyze proposed disclosure for accuracy and completeness; and

•	Ensure that the Reports and other communications about the Company are full, fair, timely, accurate and understandable and meet legal requirements.

In addition, Systems’s Financial Services Manager and Corporate Accounting Manager must familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

5. Compliance

It is the Company’s policy to comply with all applicable governmental laws, rules and regulations. It is the personal responsibility of each Relevant Officer to, and each Relevant Officer must, adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to accounting and auditing matters. The Company conducts its business globally where applicable laws, rules, regulations, customs and social requirements may be different from those in the United States. The fact that in some countries certain standards of conduct are legally prohibited but are not enforced in practice, or their violation is not subject to public criticism or censure, will not excuse any illegal action by a Relevant Officer. In the case of any conflict between foreign and United States law, or in any situation where a Relevant Officer has a doubt as to the proper course of conduct, it is incumbent upon such Relevant Officer to immediately consult the Chief Legal Officer of Holdings.

6. Reporting and Accountability

The Audit Committee of the Board is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Any Relevant Officer who becomes aware of any existing or potential breach of this Code is required to notify the Chairperson of the Audit Committee promptly. Failure to do so is itself a violation of this Code.

Specifically, each person must notify the Chairman of the Audit Committee promptly of any existing violation of this Code. No retaliation against any person or Relevant Officer for reports of any existing or potential violations that are made in good faith is permitted.

The Company will follow the following procedures in investigating and enforcing this Code and in reporting on the Code:

•	The Audit Committee will take all appropriate action to investigate any breaches reported to it.

•	If the Audit Committee determines that a breach has occurred, it will inform the Board.

•	Upon being notified that a breach has occurred, the Board will take or authorize such disciplinary or preventive action as it deems appropriate, after consultation with the Audit Committee, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.

Any changes to or waivers of this Code will be disclosed in the Company’s annual report on Form 10-K.

7. Role of Chief Legal Officer

The Chief Legal Officer of Holdings shall investigate any report of a material violation of an applicable United States federal or state securities law, a material breach of fiduciary duty arising under United States federal or state law, or a similar material violation of any material United States federal or state law. The Chief Legal Officer of Holdings shall have the power to implement any remedial measures deemed necessary and shall also have the authority to report any such material violation or breach to the Chief Executive Officer and President of Holdings.

8. Waivers

Relevant Officers should note that the Company expects full compliance with this Code and the Company does not intend to grant or permit waivers from the requirements of this Code other than under exceptional circumstances. A waiver of this Code may be made only by the Board or the Audit Committee of the Board. Any waiver (defined below) or an implicit waiver (defined below) from a provision of this Code is required to be disclosed in the Company’s Annual Report on Form 10-K or a Report on Form 8-K with the SEC. A waiver is defined by SEC rules as a material departure from a provision of the Code and an implicit waiver means failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an executive officer of the Company.

9. Inquiries

All inquiries in relation to this Code or its applicability to particular people or situations should be addressed to the Chief Financial Officer or Chief Legal Officer of Holdings.